As filed with the Securities and Exchange Commission on September 30, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CULP, INC.

(Exact name of Registrant, as Specified in Its Charter)

North Carolina	56-1001967
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1823 Eastchester Drive, High Point, North Carolina 27265

(Address of Principal Executive Offices)

Culp, Inc. 2015 Equity Incentive Plan

(Full Title of the Plan)

Franklin N. Saxon

Culp, Inc.

1823 Eastchester Drive

Post Office Box 2686

High Point, North Carolina 27265

(Name and Address of Agent For Service)

(336) 889-5161

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Henry H. Ralston

Robinson, Bradshaw & Hinson, P.A.

101 North Tryon Street, Suite 1900

Charlotte, North Carolina 28246

(704) 377-2536

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.05 par value per share	1,200,000(1)	$32.91	$39,492,000	$4,589.00(2)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also relates to an indeterminate number of additional shares of common stock that may be necessary to adjust the number of shares reserved for issuance pursuant to Culp, Inc. 2015 Equity Incentive Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the Registrant.
(2)	Estimated in accordance with Rule 457(c) and Rule 457(h)(1) of the Securities Act, calculated on the basis of $32.91 per share, the average of the high and low share prices of the Registrant’s common stock on the New York Stock Exchange on September 25, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Culp, Inc. 2015 Equity Incentive Plan, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Commission by the Company are incorporated by reference into this Registration Statement:

(a) the Company’s Annual Report on Form 10-K for the fiscal year ended May 3, 2015;

(b) the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 2, 2015;

(c) the Company’s Current Report on Form 8-K filed on September 21, 2015; and

(d) the description of the Company’s common stock, par value $0.05 per share, contained in the Company’s registration statements filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) including any amendment or report filed for the purpose of updating such descriptions.

All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered by this registration statement have been sold or that deregisters all securities then remaining unsold shall be deemed incorporated by reference into this Registration Statement to be a part hereof from the date of the filing of such documents.

Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts And Counsel.

Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina, will give an opinion about the legality of the securities registered by the Registration Statement. As of September 30, 2015, members of Robinson, Bradshaw & Hinson, P.A. beneficially owned less than 1% of the Company’s common stock. Henry H. Ralston, an Assistant Secretary of the Company, is a member of Robinson, Bradshaw & Hinson, P.A.

Item 6.	Indemnification of Directors and Officers.

Section 55-2-02 of the North Carolina Business Corporation Act (the “North Carolina Act”) enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of directors for monetary damages for breach of their duties as directors. No such provision is effective to eliminate or limit a director’s liability for: (i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation; (ii) improper distributions as described in Section 55-8-33 of the North Carolina Act; (iii) any transaction from which the director derived an improper personal benefit; or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective. The Company’s articles of incorporation, as amended, limit the personal liability of its directors to the fullest extent permitted by the North Carolina Act, as amended from time to time. Any repeal or modification of this provision by the Company’s shareholders will not adversely affect any limitation on the personal liability of a director of the Company existing at the time of the repeal or modification.

Sections 55-8-50 through 55-8-58 of the North Carolina Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative because of the fact that such person was or is a director of the corporation, or is or was serving at the request of such corporation as a director of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director (i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (b) that in all other cases his conduct was not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by a majority vote of a quorum of the board of directors (excluding any director party to the proceeding at question), a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55 of the North Carolina Act. Under the statutory scheme, a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which a director was adjudged liable to the corporation or in connection with any other proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit. Pursuant to Section 55-8-56 of the North Carolina Act, a corporation may also indemnify officers, employees or agents under this statutory scheme.

Sections 55-8-52 and 55-8-56 of the North Carolina Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was, or was threatened to be, made a party because he is or was a director or officer of the corporation. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is entitled to mandatory indemnification under Section 55-8-52 of the North Carolina Act or is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina Act permits a corporation, in its articles of incorporation or bylaws, by contract or by resolution, to indemnify, or agree to indemnify, any of its directors, officers, employees or agents against liability and expenses (including counsel fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.

In addition, Section 55-8-57 of the North Carolina Act authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the North Carolina Act to indemnify that person. The Company has purchased and maintains such insurance.

The Company’s restated and amended bylaws provide that the Company shall indemnify and hold harmless any person who at any time serves or has served as a director of the Company to the fullest extent from time to time permitted by law in the event such person is made, or threatened to be made, a party to any pending, threatened or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding, and any appeal therein (and any inquiry or investigation that could lead to such action, suit or proceeding), whether or not brought by or on behalf of the Company, by reason of the fact that he is or was a director, officer, employee or agent of the Company or serves or served any other enterprise as a director, officer, employee or agent at the request of the

Company. The rights of any director or former director cover all liability and expense (including attorneys’ fees), to the fullest extent from time to time permitted by law, and include the advancement of expenses. The Company’s bylaws do not require the Company to indemnify a director or former director for amounts paid in settlement without the Company’s written consent, which consent the Company may not unreasonably withhold. The bylaws also state that the rights of indemnification and reimbursement are not exclusive of other rights to which the director or former director may be entitled under any statute, agreement, insurance policy or otherwise. Upon the death of the director or former director, the bylaws extend the rights of indemnification and reimbursement to such director’s legal representative.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index.

Item 9.	Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The Company hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of High Point, State of North Carolina on this 30th day of September, 2015.

CULP, INC.

By:	/s/ Franklin N. Saxon
Franklin N. Saxon
Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints Franklin N. Saxon and Kenneth R. Bowling, and each of them, with full power to act without the other and with full power of substitution and resubstitution, his true and lawful attorneys-in-fact and agents, for him and in his name, place, and stead, in any and all capacities, to sign on his behalf any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and any related registration statement (and any amendments thereto) filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, and grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully as to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that such attorneys-in-fact or agents, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Franklin N. Saxon Franklin N. Saxon	Chief Executive Officer (principal executive officer), Director	September 30, 2015

/s/ Kenneth R. Bowling Kenneth R. Bowling	Chief Financial Officer (principal financial officer)	September 30, 2015

/s/ Thomas B. Gallagher, Jr. Thomas B. Gallagher, Jr.	Corporate Controller (principal accounting officer)	September 30, 2015

/s/ Robert G. Culp, III Robert G. Culp, III	Chairman of the Board of Directors	September 30, 2015

/s/ Patrick B. Flavin Patrick B. Flavin	Director	September 30, 2015

/s/ Kenneth R. Larson Kenneth R. Larson	Director	September 30, 2015

/s/ Kenneth W. McAllister Kenneth W. McAllister	Director	September 30, 2015

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

4.1	Culp, Inc. 2015 Equity Incentive Plan, incorporated by reference to Annex A to the definitive proxy statement of the Company, filed on August 12, 2015 (Commission File No. 001-12597)

4.2	Articles of Incorporation of the Company, as amended, incorporated by reference to Exhibit 3(i) to the Company’s Form 10-Q for the quarter ended July 28, 2002, filed September 11, 2002 (Commission File No. 001-12597)

4.3	Restated and Amended Bylaws of the Company, as amended November 12, 2007, incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated November 12, 2007, filed on November 13, 2007 (Commission File No. 001-12597)

5.1*	Opinion of Robinson, Bradshaw & Hinson, P.A.

23.1*	Consent of Robinson, Bradshaw & Hinson, P.A. (included in Exhibit 5.1)

23.2*	Consent of Grant Thornton LLP

24.1*	Powers of Attorney (included on the signature page of the Registration Statement).

*	Filed herewith